Exhibit 99.1

[LOGO]	ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Bermuda Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com	News Release
FOR IMMEDIATE RELEASE
		Investor Contact:	Helen M. Wilson (441) 299-9283

		Media Contact:	Anna Lowry (441) 278-6683

ACE LIMITED REPORTS THIRD QUARTER RESULTS

HAMILTON, Bermuda, October 28, 2003—ACE Limited (NYSE:ACE) today reported that fully diluted net income per share totaled $1.22, which included after-tax net realized gains of $51 million for the quarter. This compared with a net loss of $0.24 per share for the quarter a year ago after considering $205 million in net realized losses. Income excluding net realized gains (losses) for the third quarter of 2003 was up 105% to a record $304 million, or $1.04 per share, compared with $148 million or $0.53 per share for the same quarter last year. (1)

Net premiums written increased 4% to $2.3 billion for the quarter. Out of total net premiums written, consolidated property and casualty increased by 27%, while Financial Services declined 78% reflecting the erratic nature of production in this segment. Most of this decline was due to the absence of new loss portfolio transfer and equity CDO premium for the quarter.

Brian Duperreault, Chairman and Chief Executive Officer of ACE Limited commented, “This was another excellent quarter for our Company that once again demonstrated the growing strength of our organization, our global presence and diversified product capability. ACE recorded increased income before net realized gains (losses) in every operating segment for the quarter. We remain optimistic about business conditions for the balance of the year and beyond.”

Other operating highlights were as follows:

•	The P&C combined ratio was 91.6% for the quarter compared with 98.0% a year ago

•	Current quarter catastrophe losses totaled $42 million or 1.9% of P&C earned premiums for the quarter, compared with $100 million, or 6.7% of P&C earned premiums in the comparable quarter of 2002

•	Operating cash flow amounted to $1.1 billion for the quarter

•	Net investment income increased 9% to $216 million

•	Diluted book value per ordinary share increased to $27.76 from $24.16 at December 30, 2002, up 15% (2)

Shareholders’ equity is $8.3 billion, an increase of 31% from December 31, 2002. Tangible equity amounted to $5.6 billion, a gain of 53% in the first nine months. Total capital resources were $10.7 billion as of September 30, 2003. ACE’s debt to total capital ratio improved to 17.7%. Income before net realized gains as a percent of average equity, including the application of FAS 115, on an annualized basis totaled 15.2% for the quarter, and 16.8 % excluding FAS 115.

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Financial results improved over the prior year’s results for each segment; details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written rose 23% in the quarter and the combined ratio was 91.9% reflecting the positive contributions made by the major business units.

•	Insurance-Overseas General: Net premiums written were up 26% as reported and 19% excluding the effect of foreign exchange. The foreign exchange impact on earnings was minimal. The segment’s combined ratio improved to 92.9%. We are experiencing particularly strong results in our European and Asia Pacific operations.

•	Global Reinsurance: Net premiums written were up 66%, a result of our continued strategy to diversify our reinsurance operations into a multi-line reinsurer. This segment had an excellent combined ratio of 75.0% in the quarter. The company is developing its casualty reinsurance market with segment net written premium year-to-date of $1 billion. We incurred catastrophe losses of $12 million in the quarter.

•	Financial Services: Net premiums written were $105 million in the third quarter of 2003, principally arising from the Financial Guaranty business. Income excluding net realized gains (losses) was up 19% in the quarter. The segment had a $26 million pre-tax realized gain on its FAS 133 mark-to-market and reported a combined ratio of 89.5% for the third quarter.

Please refer to the ACE Financial Supplement September 30, 2003, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, financial guaranty portfolio, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports fin_supp_september_30_2003.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE Limited (NYSE: ACE) will host its third quarter earnings conference call and webcast on Wednesday, October 29, 2003 beginning at 8:00 a.m. EST. The call is available via live and archived webcast at www.acelimited.com or by dialing 1-973-582-2745. Please refer to our website in the “Investor Information, Calendar of Events” for details. A replay of the call will be available from Wednesday, October 29, 2003 until Wednesday, November 12, 2003 at 5:00 p.m. EST. To listen to the replay, dial: 1-877-519-4471 (in the United States) or 1-973-341-3080 (international); passcode 4224312.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, ACE Group conducts its business on a worldwide basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: http://www.acelimited.com.

[1]Income (loss) excluding net realized gains (losses) on investments and the tax effect of net realized gains (losses) on investments is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

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Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, the impact of aggregate policy coverage limits, the impact of bankruptcies of various asbestos producers and related businesses, new theories of liability, judicial and legislative developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars)

	September 30 2003	December 31 2002
	(Unaudited)	(Audited)
Assets
Total investments and cash	$22,085	$18,324
Reinsurance recoverable	14,032	13,991
Insurance and reinsurance balances receivable	2,821	2,654
Other assets	8,296	8,482

Total assets	$47,234	$43,451

Liabilities
Unpaid losses and loss expenses	$25,637	$24,315
Unearned premiums	6,243	5,586
Other liabilities	7,008	6,850

Total liabilities	$38,888	$36,751

Commitments and contingencies

Mezzanine equity	$—	$311

Shareholders’ equity
Total shareholders’ equity	$8,346	$6,389

Total liabilities, mezzanine equity and shareholders’ equity	$47,234	$43,451

Diluted book value per ordinary share (2)	$27.76	$24.16

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Gross premiums written	$3,451	$3,528	$10,969	$9,575
Net premiums written	2,306	2,223	7,642	6,084
Net premiums earned	2,397	1,925	6,775	4,861
Losses and loss expenses	1,519	1,328	4,261	3,142
Life and annuity benefits	45	60	137	106
Policy acquisition costs	343	253	973	685
Administrative expenses	293	250	840	678

Underwriting income	197	34	564	250
Net investment income	216	199	633	600
Other income (expense)	(3)	(15)	(8)	(22)
Interest expense	45	48	133	146
Income tax expense	61	22	187	89

Income excluding net realized gains (losses) (1)	$304	$148	$869	$593
Net realized gains (losses)	57	(235)	124	(401)
Tax effect of net realized gains (losses)	(6)	30	(20)	53

Net income	355	(57)	973	245
Preference shares dividend	(11)	—	(15)	—
FELINE PRIDE dividend	—	(6)	(10)	(19)

Net income available to holders of Ordinary Shares	$344	$(63)	$948	$226

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$1.04	$0.53	$3.08	$2.13
Net income	$1.22	$(0.24)	$3.46	$0.84
Weighted average diluted shares outstanding	281,890,236	268,262,197	274,206,084	270,195,775
Loss and loss expense ratio	64.6%	71.0%	64.2%	66.1%
Policy acquisition cost ratio	14.4%	13.4%	14.5%	14.1%
Administrative expense ratio	12.4%	13.3%	12.6%	14.2%
Combined ratio	91.4%	97.7%	91.3%	94.4%

Ratios exclude life reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Gross Premiums Written
Insurance—North American	$1,819	$1,783	$5,131	$4,476
Insurance—Overseas General	1,200	1,008	3,850	2,911
Global Reinsurance*	325	244	1,231	889
Financial Services	107	493	757	1,299

Total	$3,451	$3,528	$10,969	$9,575

Net Premiums Written
Insurance—North American	$1,065	$869	$2,967	$2,100
Insurance—Overseas General	872	690	2,769	1,920
Global Reinsurance*	264	188	1,143	795
Financial Services	105	476	763	1,269

Total	$2,306	$2,223	$7,642	$6,084

Net Premiums Earned
Insurance—North American	$990	$654	$2,663	$1,733
Insurance—Overseas General	882	647	2,556	1,722
Global Reinsurance*	320	251	927	571
Financial Services	205	373	629	835

Total	$2,397	$1,925	$6,775	$4,861

Income (Loss) Excluding Net Realized Gains (Losses)(1)
Insurance—North American	$125	$113	$379	$333
Insurance—Overseas General	86	(16)	221	44
Global Reinsurance*	95	66	266	224
Financial Services	57	48	174	152
Corporate	(59)	(63)	(171)	(160)

Total	$304	$148	$869	$593

*	Includes both property and casualty reinsurance and life reinsurance

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